[English translation for reference only]

Transfer of State-owned Land Use Rights of Jinjiang City
Contract No. 532

JINJIANG BUREAU OF LAND AND RESOURCES

Transfer of State-owned Land Use Rights
(Applicable to the Industrial Project Land without Financially Labeling Price)
Contract No.: Jin Land Contract [2007] Qingxiezi No.532

CHAPTER I     General Provisions

Article 1   The two contracting parties under the Contract hereto:

Transferor: Bureau of Land and Resources of Jinjiang, Fujian Province, P.R.C.

Transferee: Guanwei (Fujian) Electron Technological Industry Co Ltd.

In accordance with the Land Administration Law of the People's Republic of China, Order of the President of the People's Republic of China, Contract Law of the People's Republic of China and other laws, administrative regulations, local laws and regulations etc., and adhering to the principle of equality, voluntariness, making compensation and good faith, the two parties agree to sign this Contract.

Article 2   The Transferor transfers the land use rights in accordance with the authorization by the law. And the use right of the land shall be owned by the People’s Republic of China, who has the jurisdiction and executive power authorized by constitution and law, and other rights administered by the State in accordance with the laws of the People’s Republic of China, as well as the rights and benefits necessary for interests of the general public. Underground resources, treasure trove, as well as public utility do not involve in the transferring scope of land use rights.

CHAPTER II   Delivery of Land Use Rights and Payment of Transfer Fees

Article 3   The land transferred to the Transferee by the Transferor is located at the Houlin Community, Luoshan Street, the Land No. is ___/__. The land covers an area of (in words) SEVENTY THOUSAND SEVEN HUNDRED AND EIGHTY square meters (in numbers: 70,780 square meters), with the transferred land of (in words)  /  square meters (in numbers: 70,780 square meters), and the confiscated road covers an area of (in words)   /   square meters, (in numbers:   /    square meters) which will be paid by the way of allocation. The coordinate of land corners and boundary marks could be found in the attached Boundary Map of Transferred Land.

Article 4   The transferred land under this Contract is for the purpose of industry.

Article 5   The Transferor agrees to deliver the land use rights to the Transferee before July 30th, 2007, and the Transferee agrees to make sure that the delivered land can reach the conditions specified in the following Section (III) of this Article:

(I)         Ensure the flatness of the land and / supplies (of water, power, gas, Internet cable, cable TV, etc.) for the surrounding infrastructure, namely supply   /   .

(II)        The surrounding infrastructures shall be supplied with    /   item(s), namely   /  , but the field is not removed and flattened, while the state of the building and other ground accessories are as below:     /

(III)       Current land conditions.

Article 6   The transfer term of the land under the Contract is 50 years, from the date of June 29th, 2007.

Article 7   The land use right transfer fees under the Contract is RMB (in words) ONE HUNDRED AND NINETY THREE POINT THREE FIVE Yuan (in numbers: 193.35 Yuan) per square meter, so the total fee is RMB (in words) THIRTEEN MILLION SIX HUNDRED EIGHTY FIVE THOUSAND THREE HUNDRED AND THIRTEEN Yuan–(in numbers: 13,685,313 Yuan), excluding the land management fee, tax for use of farmland, infrastructure facility expenditures and land transferring deed tax.

Article 8   Within   /   days after the Contract signed by both Parties, the Transferee shall pay RMB (in words)     /     Yuan, (in numbers     /    Yuan) to the Transferor as the deposit of contract performance, which shall be retained as the land use right transfer fee.

Article 9  The Transferee agrees to pay the above mentioned land use right transfer fee to the Transferor in accordance with Section (I) under this Article.

(I)	Within 60 days from June 29th 2007, the land use right transfer fees above shall be paid all at once.

(II)	The land use right transfer fees above shall be paid to the Transferor with the following dates and amounts in / installment s.

The first installment: RMB (in words)       /     Yuan,
(in numbers  /  Yuan). Time of payment: before       /    .

The second installment: RMB (in words)       /     Yuan,
(in numbers   /   Yuan). Time of payment: before      /    .

The   /   installment: RMB (in words)       /     Yuan,
(in numbers    /   Yuan). Time of payment: before      /    .

When the Transferee pays the transfer fees in installments, he shall pay the Transferor corresponding interest according to bank lending rates over the same period from the second installment on.

CHAPTER III  Development, Building and Utilization of Land

Article 10  Within 30 days after this Contract is signed, both parties shall verify all markers for boundary points on site in accordance with those indicated in the Annex “Boundary Map of Transferred Land”. The Transferee shall properly protect land boundary marker, and shall not alter them without authorization; once the boundary marker is destroyed or displaced, the Transferee shall immediately submit a written report to the Transferor, applying for check measurement of the boundary and restoring boundary markers.

Article 11   If the Transferee constructs new buildings within the premises under this Contract, following requirements shall be met:

Property of main building:     Plant and supporting facilities      ;

Property of attached buildings:                                      /             ;

Building’s floor area ratio:                                         ≤2.5           ;

Building density:                                                        ≤40%         ;

Building’s height limit:                                                 /               ;

Green ratio:                                                                ≥30%          ;

Other land use requirements: Execute in accordance with requirements by planning authorities.

In addition to performing the above specifications, the Transferee agrees that the floor area ratio for the premises shall not be less than 1.0, and the building coefficient shall not be less than 30%.

Article 12      The Transferee agrees that the area of land used for business office and living facilities within the premises shall not exceed 7% of area of the premises, that is, not exceed 4,955 square meters (if the area for office and living facilities cannot be calculated separately, the apportioned area, which is calculated based on the ratio of the area for office and living facilities to the total building area, shall be used instead). The Transferee shall not build non-production facilities such as residential suite house, expert condominium, hotel, guesthouse, training center, etc. within the scope of the premises.

Article 13       If the Transferee needs to change the land use parameters specified in Article 11 and Article 12 of the Contract, approval shall be obtained from planning authorities and the Transferor prior to the change, and shall pay the land use transfer fee according to the amount recalculated by the Transferor.

Article 14       During the transfer, the Transferee shall use the land in accordance with the land use purpose and land use conditions specified in the Contract; if the Transferee request to change the land use conditions like land use purpose, etc. as specified in the Contract, the parties agree the following Section (1) shall be observed:

(1)	The Transferor shall reclaim the land use right and enter into a new transfer in accordance with the law.

(2)
Prior approval by the planning authorities and the Transferor shall be obtained and the approving procedures for the change in land use purpose and land use conditions shall be followed in accordance with related laws; the Transferee shall pay the land use right transfer fee based on the difference in land market prices of the premises under the old and new land use conditions at the approval of the change; a change agreement to the land use right transfer contract or a new land use right transfer contract shall be signed; land change registration shall be performed.

Article 15       The Transferee agrees that the fixed asset investment of the project on the premises under this Contract shall not be less than the approved or filed USD 15,000,000; unit land area investment intensity shall not be less than RMB 24,900,000; the project fixed asset investment includes the buildings, structures, equipment investment and land price.

The Transferee shall apply to the Transferor for performance check with valid capital investment certification within 60 days after the project completes.

Article 16       The Transferee agrees to build the following buildings within the scope the premises under this Contract and these buildings will be transferred to the government free of charge after they are completed:

(1)	None ;

(2)	None ;

(3)	None ;

Article 17       The Transferee agrees that the construction starts before December 31, 2008 and shall complete for production before December 31, 2010 (with the exception of cases of force majeure).

In case that the construction cannot be started on schedule, the Transferee shall make application of construction postponement to the Transferor 30 days in advance; the project completion date and the completion acceptance inspection application date can be accordingly postponed based on the agreed construction postponement date, but the postponement shall not exceed one year at the most.

Article 18       During the construction carried out within the premises by the Transferee, the interfacing and connection of water, gas, sewage and other facilities with the main pipeline and power station outside the premises shall be performed in accordance with related regulations.

The Transferee agrees that any pipe and pipeline necessary for public facilities can have access, pass and put through the transferred premises.

Article 19        Within 30 days after paying the full land use right transfer fee under this Contract, the Transferee shall apply to the Transferor for land registration with this Contract and the land use right transfer fee payment receipt as required to obtain the State-owned Land Use Right certificate and the land use right for the transferred premises.

Within 30 days after accepting the land registration application, the Transferor shall follow the procedures of transferred land use right registration for the Transferee and issue the State-owned Land Use Right certificate.

Article 20        The Transferee must use the land in a lawful and reasonable manner, and all the activities on the transferred premises shall not impair or destroy the surrounding environment or facilities; for any loss suffered by the country or any other person, the Transferee shall be liable for compensation.

Article 21        Government reserves the right to adjust urban planning of the premises under this Contract; if the original land use plan is changed, the existing buildings on the premises shall not be affected; however, in case that the buildings and attachments are under alteration, renovation, or reconstruction within the use limit or the application for renewal is under way when the use limit expires, the effective plan at the time shall be implemented.

Article 22        The Transferor shall not withdraw the land use right legally obtained by the Transferee before the use limit specified in the Contract expires; in exceptional circumstances, when, according to the social public interests, the land use right shall be withdrawn prior to the expiration, the Transferor shall submit for approval in accordance with legal procedures, and shall provide the Transferee with appropriate compensation according to the value of the buildings and other attachments on the premises and the price of land use right for the remaining years at the withdrawal.

CHAPTER IV  Transfer, Lease and Mortgage of Land Use Rights

Article 23    After having paid all fees for transfer of land use rights, get the Certificate for Use of State-Owned Land and obtained the transferred land use rights in accordance with the Contract, the Transferee has the right to transfer, lease or mortgage all or part of the land use rights under this Contract. However, the first transfer (including sale, exchange and donation) of unexpired land use rights shall be confirmed by the Transferor to satisfy the conditions of the following Section (I):

(I) Conduct development investment in accordance with the Contract, accounting for over twenty-five per cent of the total investment;

(II) Conduct development investment in accordance with the Contract, forming conditions of industrial land or other construction land.

Article 24    For transfer/mortgage of land use rights, both involved sides shall reach and sign a transfer/mortgage contract; in case of leasing land use rights for over six months, the Lessor and the Lessee shall also reach and sign a lease contract.

The contract for transfer/mortgage/lease of land use rights shall not violate national laws and regulations as well as this Contract.

Article 25    Once land use rights are transferred, the rights and obligations specified in the Contract and registration documents are transferred as well. The use period of the transferred land use rights shall be the result after deducting the period of the rights having already been used from the period agreed in the Contract. After all or part of the land use rights under this Contract are leased, the rights and obligations specified in the Contract and registration documents shall still be born by the Transferee.

Article  26    When land use rights are transferred/mortgaged/leased, ground buildings and other accessories shall also be transferred/mortgaged/leased; when ground buildings and other attachments are transferred/mortgaged/leased, land use rights shall also be transferred/mortgaged/leased.

Article 27    For transfer/lease/mortgage of land use rights, both involved sides shall, within 30 days after the date of signing corresponding contract, take this Contract, corresponding transfer/lease/mortgage contract and the Certificate for Use of State-Owned Land, and go to the land administrative departments to apply for and conduct land registration.

CHAPTER V   Expiring of Period

Article 28    When the use period agreed under this Contract is about to expire and the land user need continue using the land under this Contract, he shall, one year before the expiring day to the latest, submit the renewal application to the Transferor; the Transferor shall approve such application, unless the land under this Contract shall be withdrawn for the public interest.

When the Transferor agrees to renew the Contract, the Transferee shall finish land compensation procedures according to laws, sign a land compensation contract with the Transferor, and pay land compensation fees.

Article 29    When the use period agreed under this Contract expires and the Transferee does not apply for renewal, or when Transferee’s application for renewal is not approved according to Article 28 of this Contract, the Transferee shall return the Certificate for Use of State-Owned Land, while the Transferor shall withdraw the land use rights on behalf of the State, and make the cancellation registration of land use rights as per related regulations.

Article 30    When the transfer period agreed under this Contract expires and the Transferee does not apply for renewal, the Transferor shall withdraw the land use rights, ground buildings and other accessories under this Contract for free on behalf of the State, while the Transferee shall maintain, but not damage on purpose, the formal functions of the ground buildings and other accessories. If the ground buildings and other accessories lose their formal functions, the Transferor can require the Transferee to move or remove the ground buildings and other accessories, and restore the flat ground.

Article 31    When the use period agreed under this Contract expires and the Transferee’s application for renewal is not approved by the Transferor according to Article 28 of this Contract, the Transferor shall withdraw the land use rights for free on behalf of the State, but the Transferor shall give some compensation to the Transferee according to the remain values of the ground buildings and other accessories.

CHAPTER VI  Force Majeure

Article 32    Either party shall not be held by liabilities for partially or totally failed performance of the Contract caused by force majeure, but shall take all necessary remedial measures when conditions allow, to reduce the losses caused by force majeure. When force majeure happens after one Party delays the performance, he shall not be relieved of responsibility.

Article 33    The Party suffering from force majeure shall notify the other party of the event within 72 hours via the written form such as letter, telegram, telex, fax, etc., and submit a report of reasons for partially or totally failed performance or delayed performance of the Contract to the other party within 15 days after the day of the event.

CHAPTER VII  Default Liability

Article 34    The Transferee must pay fees for transfer of land use rights on time according to this Contract. If the Transferee fails to pay fees for transfer of land use rights on time, he shall pay the Transferor 1‰ of the delayed payment as late fees per day from the overdue day. When the payment is overdue for over six months, the Transferor has the right to terminate the Contract and withdraw the land, while the Transferee has no right to request the return of deposit. In addition, the Transferor has the right to request the Transferee to compensate for other losses resulting from breach of the Contract.

Article 35    When the Transferee has paid fees for transfer of land use rights on time, the Transferor shall provide the transferred land on time according to the Contract. If the Transferee’s possession of the land under this Contract is delayed for the reason that the Transferor fails to provide the transferred land on time, the Transferor shall pay the Transferee 0.5‰ of the fees for transfer of land use rights already paid by the Transferee as a penalty on every delay day. If the Transferor’s handover of the land is overdue for over six months, the Transferee has the right to terminate the Contract, while the Transferor shall return double the deposit and the rest of the already paid fees for transfer of land use rights. In addition, the Transferee has the right to request the Transferor to compensate for other losses resulting from breach of the Contract.

Article 36    The Transferee shall start the development construction on time in accordance with this Contract. The following condition will be deemed as land idling, and the Transferor has the right to request the Transferee for idle land fees: the development is not started over one year after the due start date, or the area of the actual developed land accounts for less than one third of that of the specified developed area, or the real investment amount accounts for less than 25% of the total amount, and there is no approval for one-year continuous suspension for construction from the County Government or the administrative department of land and resources.

The Transferor and the Transferee agree that, idle land fees of the land under the Contract shall account for 5% of the total fees for transfer of the land use rights, namely RMB SIX HUNDRED EIGHTY FOUR THOUSAND TWO HUNDRED SIXTY FIVE (in number: 684,265 Yuan); when the development is not started over two years after the due start date, the Transferor can withdraw the land for free, unless the development is delayed by force majeure, by actions of the government or government departments, or by the preparation work necessary for starting the development.

Article 37    It is considered as a breach of the Contract if the land delivered by the Transferor fails to meet the land conditions agreed in this Contract. The Transferee has the right to require the Transferor to fulfill obligations according to the regulated conditions, and to make compensation for the Transferee’s direct losses caused by delayed performance.

Article 38    The Transferee shall pay the penalty under this Contract if he fails to invest sufficient funds for construction according to Article 15 of this Contract. The Transferor has the right to require the Transferee to continue fulfilling obligations according to the agreed conditions; the case that the Transferee fails to fulfill obligations shall be processed as a breach of the Contract.

Article 39    If the Transferee terminates the investment and construction of this project for his own reason, proposing the Transferor to terminate this Contract and applying to return the land, after the Transferor reports to and gets the approval from the People’s Government or authority office who originally approved the land transfer plan, the Transferor can respectively return the overall or part of the land use right transfer fee (excluding interest) except the deposit agreed in Article 8 of this Contract according to the following agreement and different circumstances, withdraw the land use rights, but make no compensation for built constructions and structures within this land; the Transferor can also require the Transferee to clear up the built constructions and structures to recover the land formation.

(I)        If the date when the Transferee applies to the Transferor is not less than 60 days before one year of the construction start date agreed in the Contract, the Transferor shall return to the Transferee the paid land use right transfer fee after deducting the deposit;

(II)       If the date that the Transferee applies to Transferor exceeds one year but within not less than 60 days before two years of the construction start date, after deducting the deposit agreed in Article 8 of this Contract and levying land idle fee according to the Article 36 of this Contract, Transferor shall return to the Transferee the remaining paid land use right transfer fee.

Article 40    If the Transferee reduces the scale investment of the project due to its own reason and causes some vacant construction land which can be divided and reused for development and construction, the Transferee shall apply to the Transferor for returning relevant area of construction land 90 days before the completion of this project. After the approval of the Municipal People’s Government and the County People’s Government, the Transferor and the Transferee sign the Change Agreement of Land Use Right Transfer Contract, and the Transferor withdraws the use right of corresponding land parts and returns the corresponding land transfer fee of the withdrawn land after deducting the corresponding percentage of deposit.

Article 41    If the Transferee fails to start construction according to the agreed date in Section 1 under Article 17 of this Contract or according to the separately agreed delayed construction date in Section 2 under Article 17, the Transferee shall pay the Transferor penalty equivalent to 0.5‰ of the total land use right transfer fee for each delayed day; if any vacant land is caused, the Transferee shall also pay the Transferor land idle fee according to the agreement of Article 36 of this Contract.

Article 42    If Transferee fails to finish the construction and apply for final acceptance on the agreed date in Article 1 of Article 17 of this Contract or on the separately agreed delayed construction date in Article 2, Transferee shall pay Transferor penalty which is equivalent to 0.5‰ of the total land-use right transfer fee for each delayed day.

Article 43     Within 60 days of the project final acceptance, the Transferee shall provide project final acceptance materials to the Transferor, and the Transferor shall check the actual investment intensity, land use intensity and so on of this land according to indexes such as amount of investment, investment intensity and land use intensity agreed in Article 11, Article 12 and Article 15.

It is a breach of Contract if the actual investment intensity and land use intensity of the Transferee fail to meet the two Parties’ agreement, and the Transferor has the right to charge penalty, and require the Transferee to continue fulfilling obligations.

Article 44     If the total project investment amount, fixed assets investment amount and investment intensity of unit land use area fail to meet the agreed standard in Article 15 of this Contract, according to the proportion accounted between the actual balance parts and the agreed investment amount and investment intensity indexes, the Transferor shall require the Transferee to pay penalty equivalent to the same proportion of land use right transfer fee.

Article 45     If any index of project floor area ratio, and building density is not up to the agreed standard in Article 11 of this Contract, according to the proportion accounted between the actual balance parts and the agreed standard, the Transferor shall require the Transferee to pay penalty equivalent to the same proportion of land use right transfer fee.

Article 46     If any index of industrial construction project greening ratio and land use proportion of enterprise interior administrative office work and life service facilities is beyond the agreed standard in Article 11 and Article 12 of this Contract, the Transferee shall pay the Transferor penalty equivalent to 5% of the land use right transfer fee and voluntarily tear down the corresponding greening and construction facilities.

CHAPTER VIII   Notification and Instruction

Article 47      Notification and communication required or permitted by this Contract, no matter in what way it is transferred, is effective since being actually received.

Article 48      If one Party concerned changes notification, correspondence address or opening bank, and account number, he shall inform the new address or opening bank, and account number to the other Party within 15 days after the changes. Losses caused by delayed information of either Party shall be the responsibility of the Party in default.

Article 49       When signing this Contract, the Transferor has the obligation to answer the Transferee’s questions regarding this Contract.

CHAPTER IX  Applicable Law and Dispute Resolution

Article 50       The formation, effect, explanation, performance and dispute resolution of this Contract are all applicable to the law of the People’s Republic of China.

Article 51       Dispute caused by fulfillment of this Contract shall be resolved by two Parties’ negotiation; if the negotiation fails, the dispute shall be resolved according to the way regulated in Article (II):

(I)	Submit to Arbitration Commission for arbitration;

(II)	Sue to the People’s Court according to the law.

CHAPTER X     Supplementary Articles

Article 52     This Contract is effective according to the regulations in Section (Ⅰ) under this Article.

(Ⅰ) The land transfer plan under this Contract has already been approved by Quanzhou City People’s Government (QUAN ZHENG DI No. [2007] 789) and Jinjiang City People’s Government (JIN ZHENG DI No. [2007] 894), and this Contract becomes effective since the date signed.

(Ⅱ) The land transfer plan under this Contract still needs to be approved by XXX People’s Government, and this Contract becomes effective since the date approved by XXX People’s Government.

Article 53     This Contract is in five copies, all having the same legal force: the Transferor and the Transferee each has two copies, and the remaining copy is to be filed with Bureau of Finance of Jinjiang City

Article 54     The total pages of this Contract and the attachment are          , subject to the size and font of the Chinese writing.

Article 55     The amount and area items shall be written both in words and numbers at the same time; the amount in words and numbers shall be uniform; if not, the one in word shall dominate.

Article 56     This Contract is signed on June 30th, 2007 in Jinjiang City Fujian Province, People’s Republic of China.

Article 57     Guanke Optical Science and Technology Park Investment Agreement and Supplemental Agreement of Guanke Optical Science and Technology Park Investment Agreement signed between Jinjing People’s Government of Fujian Province and the Transferee, as the attachments of this Contract, both have the same legal force as this Contract.

Article 58      Matters not covered in this Contract can be agreed by two Parties as the attachments of this Contract, with the same legal force as this Contract.

Transferor (Seal):	Transferee (Seal):

Land and Resources Bureau of Jinjiang City (Seal)	Guanwei (Fujian) Electron Technological Industry Co Ltd

Add: Qingyangyingbin Road, Jinjiang	Add: Meiling shuanggou xiaban Industrial Zone, Jinjiang

Legal representative (Entrusted agent)	Legal representative (Entrusted agent)
(Signature):	(Signature):

Tel: 0595-85681552	Tel: 0595-82005598

Fax: 0595-85665335	Fax: 0595-82005156

Telegram:	Telegram:

Bank of account:	Bank of account:

Account No.:	Account No.:

Postal code: 362200	Postal code: 362200

Appendix: Boundary Map of Transferred Land